Explanatory Note

This Amendment No. 1 to prospectus supplement No. 8 on form 424(b)(3) is being made to correctly attach the Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 26, 2021, which was inadvertently omitted in the original prospectus supplement No. 8. This filing does not amend, modify or alter such previous filing in any other respect.

Filed pursuant to Rule 424(b)(3)

Registration No. 333-256938

Amendment No. 1 to

PROSPECTUS SUPPLEMENT NO. 8

(to Prospectus dated June 16, 2021)

Hydrofarm Holdings Group, Inc.

3,369,138 Shares of Common stock

This prospectus supplement supplements the prospectus dated June 16, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-256938). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 26, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relates to the offer and sale from time to time of up to 3,369,138 shares of our common stock by the selling stockholders listed on page 26 of the Prospectus. The number of shares offered for sale by the selling stockholders consists of up to 3,369,138 shares of our common stock currently issuable upon the exercise of warrants held by the selling stockholders, which were issued in connection with a private placement of units, each consisting of a share of common stock and a warrant to purchase an additional one-half (1/2) share of common stock, which concluded on October 30, 2018. The shares of our common stock offered hereby are issuable upon the exercise of warrants issued by us in a series of private placement transactions completed prior to the filing of the registration statement containing the Prospectus.

Our common stock is traded on The Nasdaq Global Select Market under the symbol “HYFM.” On October 27, 2021, the closing price of our common stock was $32.04 per share.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 21 of the Prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 28, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 25, 2021

Hydrofarm Holdings Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39773	81-4895761
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

270 Canal Road Fairless Hills, PA 19030
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (707) 765-9990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HYFM	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

IGE Acquisition

On October 25, 2021, Hydrofarm Holdings Group, Inc., (the “Company”) entered into a stock purchase and contribution agreement (the “Purchase Agreement”) with Hydrofarm, LLC, its wholly-owned indirect subsidiary (the “Buyer”), Bruce Zierk and Christopher Mayer (collectively, the “Sellers”), and Christopher Mayer, solely in his capacity as representative of the Sellers (the “Sellers’ Representative”), pursuant to which the Sellers agreed to (i) contribute 20% of the outstanding shares of Innovative Growers Equipment, Inc., an Illinois corporation (“IGE”), Innovative AG Installation, Inc., an Illinois corporation (“IAG”), Innovative Racking Systems, Inc., an Illinois corporation (“IRS”), and Innovative Shipping Solutions, Inc., an Illinois corporation (“ISS” and, together with IGE, IAG and IRS the “Sold Companies”) to the Company in exchange for approximately $11.6 million of the Company’s common stock, and (ii) sell 80% of the outstanding shares of the Sold Companies to Buyer for a purchase price of $46.4 million (the “Cash Consideration”), subject to customary adjustments at closing for working capital, transaction expenses and indebtedness of the Sold Companies and their respective subsidiaries (the “Acquisition”). The Purchase Agreement provides for $5.8 million of the Cash Consideration to be held in escrow against any indemnification claims for breaches of the Sellers’ representations, warranties, covenants and other obligations.  In connection with the Acquisition, the Company intends to enter into employment agreements with certain key employees of the Sold Companies.

Collectively, the Sold Companies and their respective subsidiaries are premier equipment suppliers to commercial growers throughout North America that specialize in the manufacture of horticulture benches, racking and LED lighting systems which complement the Company’s existing lineup of high performance, proprietary branded products.

The Acquisition is expected to close in November 2021, subject to customary closing conditions.  The Purchase Agreement includes customary representations, warranties and covenants regarding the Sellers, the Sold Companies and Buyer.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of the Purchase Agreement, a copy of which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ended September 30, 2021.

Term Loan

On October 25, 2021, the Company and certain of its subsidiaries entered into the Credit and Guaranty Agreement with JPMorgan Chase Bank, N.A., as administrative agent for the lenders, pursuant to which it borrowed a $125.0 million term loan (“Term Loan”). The Term Loan is secured by a first lien on the non-working capital assets of the Company and a second lien on the working capital assets. The Term Loan bears interest at LIBOR (with a 1.0% floor) plus 5.50%, or an alternative base rate (with a 2.0% floor), plus 4.50%, and is subject to a call premium of 2% in year one, 1% in year two, and 0% thereafter, and matures on October 25, 2028. In connection with the Term Loan, the Company and certain of its subsidiaries entered into the Second Amendment to Credit Agreement (“Second Amendment”), dated as of October 25, 2021 with JPMorgan Chase Bank, N.A., as administrative agent for the lenders, pursuant to which it consented to the Term Loan and the lien priorities described above, and made certain conforming changes to the provisions of the Term Loan.

The foregoing descriptions of the Term Loan and the Second Amendment do not purport to be complete and are qualified in their entirety by reference to the provisions of the Term Loan and the Second Amendment, copies of which will be filed as exhibits to the Company’s Form 10-Q for the quarter ended September 30, 2021.

Item 2.02	Results of Operations and Financial Condition.

On October 26, 2021, the Company issued a press release announcing the Acquisition, the Term Loan, its preliminary financial results for the third quarter ended September 30, 2021 and updating its full-year 2021 outlook.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information in this Item 2.02 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"). The information contained in this Item 2.02 and in the press release attached as Exhibit 99.1 to this Current Report on Form 8-K shall not be incorporated by reference into any filing with the Securities and Exchange Commission (“SEC”) made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 7.01	Regulation FD Disclosure.

The information set forth in Item 2.02 above is incorporated herein by reference.

The Company previously presented certain information in connection with the Term Loan, some of which has not been previously disclosed publicly by the Company, as set forth in the presentation furnished as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

The information in this Item 7.01 of this Current Report on Form 8-K and Exhibit 99.2 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act. The information contained in this Item 7.01 and in the press release attached as Exhibit 99.2 to this Current Report on Form 8-K shall not be incorporated by reference into any filing with the SEC made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. These statements include statements made about the Acquisition described above. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond the Company’s control, include risks described in the section entitled “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K filing made with the SEC on March 30, 2021. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. The Company disclaims any obligation to update these forward-looking statements. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release, dated October 26, 2021.

99.2	Lender Presentation.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hydrofarm Holdings Group, Inc.

Date: October 26, 2021	By:	/s/ William Toler
		Name:	William Toler
		Title:	Chief Executive Officer

Exhibit 99.1

Hydrofarm Signs Agreement to Acquire Innovative Growers Equipment;

Announces Preliminary 3Q21 Financial Results and Provides Updated Full Year 2021 Outlook

Announces Closing of Senior Secured Term Loan Facility

Commercial Benching, Racking and LED Lighting Systems Manufacturer Further Diversifies Hydrofarm’s Portfolio of Controlled Environment Agriculture Products

Fairless Hills, Pa. (October 26, 2021) – Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading distributor and manufacturer of hydroponics equipment and supplies for controlled environment agriculture (“CEA”), announced it has entered into an agreement to acquire Illinois-based Innovative Growers Equipment Inc. (“IGE”), a manufacturer of horticulture benches, racking and LED lighting systems. The addition of the IGE commercial equipment product range complements Hydrofarm’s existing lineup of high performance, proprietary branded products.

Hydrofarm will fund the total purchase price of approximately $58.0 million using a combination of cash, the Company’s credit facilities and approximately $11.6 million in HYFM common stock. Under the terms of the transaction agreement, IGE will become a wholly owned indirect subsidiary of Hydrofarm Holdings Group, Inc. The transaction is expected to close in early November 2021.

“We are excited for IGE to officially join the Hydrofarm family,” said Bill Toler, Chairman and Chief Executive Officer of Hydrofarm. “With their manufacturing capabilities and strong line of customized CEA solutions for commercial growers, including benching and racking systems, made-in-America LED lighting solutions, and other equipment and services, IGE is a solid addition to our growing portfolio and will further solidify our position as the acquirer of choice in the CEA industry.”

“Our success in the indoor growing market is rooted in our premium quality products and high level of service to our customers,” said Chris Mayer, President and CEO of Innovative Growers Equipment Inc. “Hydrofarm is a longtime customer of ours and we have been selling Hydrofarm’s superior line of lighting products for many years. We admire their deep understanding of indoor growing and look forward to joining the Hydrofarm team.”

Hydrofarm expects IGE to generate approximately $48.0 million in net sales in 2021, representing significant growth from the prior year. Hydrofarm has historically distributed IGE products, representing approximately 7% of IGE’s total net sales. Based on an estimated Nov 1st closing date, the Company expects IGE to contribute approximately an incremental $6.0 million in net sales and less than $1.0 million in Adjusted EBITDA in fiscal 2021. The transaction is expected to be accretive to Hydrofarm, as the Company will now pick up IGE’s manufacturing profit margin profile, in addition to the portion of IGE sales that it did not previously represent. The transaction represents an acquisition multiple of approximately 7x IGE’s estimated 2021 Adjusted EBITDA, excluding synergies.

The acquisition of IGE marks the fifth and latest in a succession of acquisitions made by Hydrofarm during 2021. The Company’s M&A strategy has resulted in the addition of new manufacturers to its proprietary portfolio, including Greenstar Products, Inc. in Canada, Aurora Innovations, Inc. in Oregon, and the HEAVY 16, House & Garden and Mad Farmer brands in California. These moves have furthered Hydrofarm’s strategic efforts to grow and enhance its offerings of branded products in key CEA product categories. Rothschild & Co. is serving as financial advisor and Mintz is serving as legal advisor to Hydrofarm.

Senior Secured Term Loan

The Company also announced that it has entered into a new $125.0 million senior secured term loan facility (the “Term Loan”). The Term Loan bears interest at a rate of either LIBOR (with a 1.00% floor) plus 5.50%, or an alternate base rate (with a 2.00% floor) plus 4.50% and matures on October 25, 2028. Hydrofarm intends to use the net proceeds from the Term Loan to fund the cash portion of the IGE purchase price and for general corporate purposes, which may include, among other things, repaying any outstanding balance under the Company’s existing revolving credit facility and funding future M&A opportunities. Should additional capital needs arise, Hydrofarm can, per the terms of the Term Loan agreement, seek to upsize the facility. JPMorgan Chase Bank, N.A. acted as sole lead arranger and bookrunner for the Term Loan.

Preliminary Third Quarter 2021 Financial Results and Updated Full Year 2021 Guidance

The Company also announced the following preliminary unaudited financial results for its third quarter ended September 30, 2021:

•	The Company estimates that net sales will range between $121.0 million to $124.0 million, as compared to $96.7 million for the three months ended September 30, 2020, an increase of approximately 27% calculated using the midpoint of the range. We now estimate that the year-over-year increase was driven entirely by M&A growth.

•	Net income is expected to range between $13.3 million and $18.3 million, as compared to net income of $2.7 million for the three months ended September 30, 2020.

•	Adjusted EBITDA is estimated to be between $14.4 million to $16.4 million, as compared to $7.4 million for the three months ended September 30, 2020, an increase of approximately 108% calculated using the midpoint of the range.

Mr. Toler added, “We believe a short-term oversupply has put downward pressure on cannabis growing activity predominantly in California and Canada. In addition, sales activity in highly-populated states such as New York, New Jersey, Virginia and Connecticut, which have passed new adult-use legislation within the past year, has not yet gained full momentum. We expect sales in these states to improve as they begin to more aggressively implement revenue-generating cannabis legislation as part of their respective state budgets. Despite the disruption, we continue to believe our long-term growth algorithm remains intact and that we are uniquely positioned to capitalize on the unprecedented expansion of Controlled Environment Agriculture. We remain convinced that we have only scratched the surface of the long-term opportunity in front of us.”

The expected increase in year-over-year Adjusted EBITDA is due primarily to (i) anticipated higher sales of proprietary brands which represented a higher proportion of total sales in the Q3 2021 period due to the Company’s four completed acquisitions of proprietary branded product companies and (ii) anticipated higher gross profit and gross profit margin in the third quarter of 2021 primarily resulting from the aforementioned mix change to higher margin proprietary brands. Those increases were partially offset by higher selling, general and administrative expenses as Company further built-out its growth platform versus same period in the prior year.

Preliminary results remain subject to the completion of normal quarter-end accounting procedures and adjustments and are subject to change. In particular, certain items arising from our recent acquisitions impacting net income, but not impacting net sales or Adjusted EBITDA, remain open, including contingent consideration calculations and income taxes and therefore these amounts could vary materially from current estimates (impacting net income but not net sales or Adjusted EBITDA).

In light of the Company’s recent performance, developments in the industry and acquisition activities, the Company is providing the following updated outlook for the full fiscal year 2021:

•	Net sales growth between 37% and 43% or approximately $470.0 million to $490.0 million.

•	Adjusted EBITDA(1) of $47.0 million to $53.0 million, or approximately 10% to 11% of net sales for the full fiscal year, up from approximately 6% in the prior year.

(1)	Adjusted EBITDA is a non-GAAP measure. For reconciliations of GAAP to non-GAAP measures see the” Reconciliation of Non-GAAP Measures” accompanying this release.

The Company’s 2021 outlook incudes the following updated assumptions:

•	Partial period contributions from the following acquisitions:

o	Heavy 16 – May through December

o	House & Garden – June through December

o	Aurora Innovations – July through December

o	Greenstar – August through December

o	IGE – November through December (2 full months; assumes Nov 1st close)

•	Full-year organic growth of approximately 18% to 23% and M&A growth of approximately 19% to 20%; organic growth is heavily weighted toward the first half of fiscal 2021 and M&A growth is heavily weighted toward the second half of fiscal 2021.

Since the Company has recently completed four acquisitions with the closing of one additional acquisition pending in Q4 2021 (with only a partial year contribution from each acquisition embedded within the outlook above), the Company estimates that on a pro forma full year basis as if all five acquisitions had occurred on January 1, 2021, the Company would have expected to generate between approximately $580 million and $600 million of net sales and $85 and $95 million of Adjusted EBITDA.

With respect to projected fiscal year 2021 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable effort due to the variability, complexity and low visibility with respect to certain items, including, but not limited to, stock-based compensation and employer payroll taxes, uncertainties caused by the global COVID-19 pandemic, changes to the regulatory landscape, and certain potential future transaction expenses, which are excluded from Adjusted EBITDA. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Full third quarter results will be discussed during the upcoming Hydrofarm earnings conference call, scheduled for Thursday, November 11, 2021 after market close at 5:00 p.m. ET.

Investors interested in participating in the live call can dial 201-389-0879 or listen to a simultaneous, live webcast available on the Investors section of the Company’s website at www.hydrofarm.com under the “Investors” section.

Non-GAAP Financial Presentation

The Company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating the Company’s performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net income (loss) provides useful supplemental measures that assist in evaluating its ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.

The Company defines Adjusted EBITDA as net income (loss) excluding interest expense, income taxes, depreciation and amortization, share-based compensation, employer payroll taxes on share-based compensation and other unusual and/or infrequent costs (i.e., impairment, restructuring and other expenses, acquisition-related expenses, loss on debt extinguishment, distribution center exit costs and other expense, net), which the Company does not consider in its evaluation of ongoing operating performance.

The reconciliation below is to preliminary net income and management has not completed its review of all items which are components of net income; therefore, actual results could differ significantly. The following table reconciles the preliminary Adjusted EBITDA range of $14.4 million to $16.4 million to the preliminary net income range of $13.3 million to $18.3 million for the three months ended September 30, 2021.

	Range
	Three Months Ended
	September 30, 2021
	(in millions)
Net Income Range	$13.3	$18.3
Interest expense	0.1	0.1
Income tax benefit	(17.5)	(20.5)
Depreciation and amortization	4.9	4.9
Distribution center exit costs and other	0.3	0.3
Impairment, restructuring and other	0.2	0.2
Acquisition expenses	10.6	10.6
Other expense, net	0.1	0.1
Stock-based compensation	1.3	1.3
Loss on debt extinguishment	-	0.0
Investor warrant solicitation fees	1.1	1.1
Adjusted EBITDA Range	$14.4	$16.4

The following table reconciles Adjusted EBITDA to the net income of $2.7 million for the three months ended September 30, 2020.

Three Months Ended
September 30, 2020
(in millions)
Net Income	$2.7
Interest expense	2.5
Income tax expense	0.1
Depreciation and amortization	1.5
Distribution center exit costs and other	0.0
Impairment, restructuring and other	0.2
Acquisition expenses	0.0
Other expense, net	0.2
Stock-based compensation	0.2
Loss on debt extinguishment	0.0
Investor warrant solicitation fees	0.0
Adjusted EBITDA	$7.4

About Hydrofarm Holdings Group, Inc.

Hydrofarm is a leading distributor and manufacturer of controlled environment agriculture equipment and supplies, including high-intensity grow lights, climate control solutions, and growing media, as well as a broad portfolio of innovative and proprietary branded products. For more than 40 years, Hydrofarm has helped growers in the U.S. and Canadian markets make growing easier and more productive.  The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects. For additional information, please visit: www.hydrofarm.com

About Innovative Growers Equipment Inc.

Based in Sycamore, Illinois, Innovative Growers Equipment designs, engineers, and manufactures custom benches for growers and garden center retailers. IGE has more than 100 employees in the U.S. and Canada, and occupies over 300,000 square feet of commercial factory space in northern Illinois. IGE also manufactures complementary equipment, such as multi-tier vertical racking, airflow systems, and ILE LED lighting solutions, for growers of quality plants throughout North America. Visit innovativegrowersequipment.com for more information.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

The ongoing COVID-19 pandemic could have a material adverse effect on the Company’s business, results of operation, financial condition and/or cash flows; Interruptions in the Company's supply chain, whether due to COVID-19 or otherwise could adversely impact expected sales growth and operations; The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues; Certain of the Company’s products may be purchased for use in new or emerging industries or segments, including the cannabis industry, and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative and enforcement approaches, and consumer perceptions and, among other things, such laws, regulations, approaches and perceptions may adversely impact the market for the Company’s products; The market for the Company’s products may be impacted by conditions impacting its customers, including related crop prices and other factors impacting growers; Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products; Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business; If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed; The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack; The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business; Acquisitions, other strategic alliances and investments could result in operating and integration difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s annual, quarterly and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Investor Relations:

ICR

Fitzhugh Taylor

ir@hydrofarm.com

Media Contacts:

Hydrofarm

Lisa Gallagher

513-505-2334

lgallagher@hydrofarm.com

Exhibit 99.2

Lender presentation October 2021 These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 1 Disclaimer Special Notice for Private - Side, Subject to Cleansing Information Materials SPECIAL NOTICE REGARDING MATERIAL NON - PUBLIC INFORMATION THIS DOCUMENT MAY CONTAIN MATERIAL NON - PUBLIC INFORMATION CONCERNING THE BORROWER OR ITS RELATED PARTIES OR THEIR RESPECTIVE SEC URITIES. BY ACCEPTING THIS DOCUMENT, THE RECIPIENT AGREES TO USE AND MAINTAIN ANY SUCH INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE POLI CIES, CONTRACTUAL OBLIGATIONS AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS. HOWEVER, THE BORROWER HAS REPRESENTED AND WARRANTED TO THE ARRANGER (AS DEFINED HEREIN) THAT AS OF 5:00 PM NEW YORK CITY TIME ON OCTOBER 26, 2021 NONE OF THE INFORMATION IN THIS DOCUMENT WILL CONSTITUTE OR CONTAIN ANY MATERIAL NON - PUBLIC INFORMATION WITH RESPECT TO THE BORROWER (AS DEFINED HEREIN) OR ANY PARTY RELATED THERETO (COLLECTIVELY, “ PARTIES ”) OR THEIR RESPECTIVE SECURITIES FOR PURPOSES OF UNITED STATES FEDERAL AND STATE SECURITIES LAWS. The information contained in this document is subject to, and must be kept confidential in accordance with, the Notice to and Undertaking by Recipients accompanying this document. Notice to and Undertaking by Recipients dated October 19, 2021 The information and documents following this Notice (the “ Confidential Materials ”) have been prepared from information supplied by or on behalf of Hydrofarm Holdings Group Inc. (“ Borrower ”), and is being furnished by JPMorgan Chase Bank, N.A. through its agent J.P. Morgan Securities LLC (“ Arranger ”) to you and the financial institution that you represent as a potential lender (collectively, “ Recipient ”) in the proposed Credit Facility described herein (the “ Facility ”). By accepting the Confidential Materials for review, Recipient agrees to be bound by the terms of this notice and the undertak ing s set forth herein. If Recipient is unwilling to accept such undertakings, do not open the Confidential Materials or, if Con fid ential Materials are provided in hard copy, return the Confidential Materials to Arranger immediately without reviewing them or making any copies, extracts or use of them and, if applicable, immediately ter min ate access to the related Citrix site. I. Confidentiality As used herein: (a) “ Evaluation Materials ” means the Confidential Materials and any other information regarding Borrower or the Facility furnished or communicated to Rec ipient by or on behalf of Borrower in connection with the Facility (whether prepared or communicated by Arranger or Borrower, th eir respective advisors or otherwise) and (b) “ Internal Evaluation Materials ” means all memoranda, notes, and other documents and analyses developed by Recipient embodying any Evaluation Materials. Recipient acknowledges that Borrower considers the Evaluation Materials to include confidential, sensitive or proprietary inf orm ation and agrees to use reasonable precautions in accordance with its established procedures to keep the Evaluation Materials co nfidential; provided that (i) it may disclose such information to which Borrower gives its prior written consent and (ii) such information may be disclosed to it, its affiliates and their respectiv e p artners, directors, officers, employees, agents, advisors and other representatives (collectively, “ Representatives ”) (such Representatives shall be informed by Recipient of the confidential nature of such information and shall be directed to treat such information in accordance with the terms hereof). Recipient agrees to be res pon sible for any breach of this Notice and Undertaking by its Representatives. The foregoing confidentiality requirements do not apply to (i) any information that is or becomes generally available to the pub lic by or on behalf of the Borrower, (ii) any information available to Recipient from a source other than Borrower, provided that such source is not known to Recipient to be subject to any confidentiality obligations to Borrower or its agents, (iii) any disclosure required by law, regulation or administrative or other legal proc ess or requested by regulatory or governmental authorities, (iv) any disclosure consented to by Borrower or (v) any information i nd ependently developed by Recipient without use of the Evaluation Materials. If Recipient decides not to participate in the Facility, then upon request of Arranger, Recipient shall as soon as practicabl e r eturn all Evaluation Materials (other than Internal Evaluation Materials) to Arranger or represent in writing to Arranger tha t R ecipient has destroyed all copies of the Evaluation Materials (other than Internal Evaluation Materials), unless prohibited from doing so by law, regulation or Recipient's internal policies and procedures. Recipient agrees that money damages would not be a sufficient remedy for breach of this Notice and Undertaking, and that in a ddi tion to all other remedies available at law or in equity, Borrower and Arranger shall each be entitled to equitable relief, i ncl uding injunction and specific performance, without proof of actual damages. The terms and conditions of Part I of this Notice and Undertaking shall apply until you become a party to the definitive agre eme nts evidencing the Facility and thereafter the provisions relating to confidentiality contained in such agreements shall gove rn. If you do not enter into the Facility, this Notice and Undertaking shall terminate on the date falling one year after the date hereof. II. Information, etc. Recipient acknowledges and agrees that (i) Arranger received the Evaluation Materials from third party sources (including Bor row er) and it is provided to Recipient for informational purposes only, (ii) Arranger and its affiliates have no responsibility, an d shall not be liable, for the accuracy or completeness or lack thereof of the Evaluation Materials or any information contained therein, (iii) no representation regarding the Evaluation Materials is made by Arranger or its affiliates, (iv) neither Arranger nor its affiliates has made any independent verification as to the accuracy o r completeness of the Evaluation Materials and (v) Arranger and its affiliates shall have no obligation to update or supplement any Evaluation Materials or otherwise provide additional information. The Evaluation Materials has been prepared to assist potential lenders in making their own evaluation of Borrower and the Fac ili ty and does not purport to be all - inclusive or to contain all of the information that a potential lender may consider material o r desirable in making its decision to become a lender. Each Recipient of the information contained herein should take such steps as it deems necessary to assure that it has the information it considers mat erial or desirable in making its decision to become a lender and should perform its own independent investigation and analysi s o f the Facility or the transactions contemplated thereby and the Borrower (including its creditworthiness). Recipient represents that it is sophisticated and experienced in extending credit to entit ies similar to Borrower. The information contained herein is not a substitute for Recipient's independent evaluation and analysi s and should not be considered as a recommendation by Arranger or any of its affiliates that any Recipient enter into the Facility. The Evaluation Materials may include certain forward looking statements and projections provided by Borrower. Any such state men ts and projections reflect various estimates and assumptions by Borrower concerning anticipated results. No representations or warranties are made by Borrower or any of its affiliates as to the accuracy of any such statements or projections. Whether or not any such forward looking statements or projections are in fact achieve d w ill depend upon future events some of which are not within the control of Borrower. Accordingly, actual results may vary fro m t he projected results and such variations may be material. Statements contained herein describing documents and agreements are summaries only and such summaries are qualified in their entirety by re ference to such documents and agreements. This Notice and Undertaking shall be governed by and construed in accordance with the law of the State of New York.

126.108.108 109.110.106 169.169.169 169.169.169 2 Today’s agenda and presenters 1 Business/transaction update 2 Hydrofarm overview 3 Key credit highlights 4 Financial over view Bill Toler Chairman & Chief Executive Officer John Lindeman Chief Financial Officer These materials are not to be printed, downloaded or distributed .

Business/transaction update These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 4 Preliminary Estimates for Q3 2021 Source : Management estimates; Note: Adj . EBITDA is a non - GAAP measure, see reconciliation to the nearest GAAP measure at the end of this presentation Preliminary results remain subject to the completion of normal quarter - end accounting procedures and adjustments and are subject to change Preliminary unaudited financial results for Q3 ended Sept 30, 2021 Net sales $121MM to $124MM vs. $96.7M for Q3 2020 +27% YoY increase calculated using midpoint of the range Approx - 4% organic net sales growth and +31% M&A growth Adjusted EBITDA $14.4 to $16.4MM vs. $7.4MM for Q3 2020 +108% YoY increase calculated using the midpoint of the range Nearly 500 basis point increase in Adj EBITDA margin (% of net sales) calculated using the mid - point of the ranges Cash, cash equivalents and restricted cash of approx $ 14.5MM Debt outstanding of approx. $27.7MM

126.108.108 109.110.106 169.169.169 169.169.169 5 Revised/Updated Full Year 2021 Outlook Source : Management estimates; Note: Adj . EBITDA is a non - GAAP measure, see reconciliation to the nearest GAAP measure at the end of this presentation; With respect to projected fiscal year 2021 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable effort due to the variability, complexity and low visibility with respect to certain items, in clu ding, but not limited to, stock - based compensation and employer payroll taxes, uncertainties caused by the global COVID - 19 pandemic, changes to the regulatory landscape, and certain potential future transaction expenses, which are excluded from Adjusted EBITDA. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results; 1 Pro forma financials assume full year ownership of each target Net sales growth 37% to 43%; approx $470MM to $ 490MM Adjusted EBITDA $47MM to $53MM; approx 10% to 11% of net sales Outlook includes the following updated assumptions : Partial period contributions from the following acquisitions Heavy 16 – May through December House & Garden – June through December Aurora Innovations – July through December Greenstar – August through December IGE – November through December (2 full months assumes Nov 1st close ) Organic growth approx 18% to 23%; M&A growth approx 19 to 20 % Pro forma 1 full year 2021 outlook: Net sales $580MM to $600MM Pro Forma Adjusted EBITDA 1 $85MM to $93MM, representing approx 14.5% to 15.5% margin

126.108.108 109.110.106 169.169.169 169.169.169 6 Transaction overview The $125MM Term Loan B facility is projected to fund near - term spend and allow for ample liquidity based on current model IGE acquisition Capital expenditures Prior acquisition related earn out and deferred tax payment Fund earn out/tax payments for acquisitions Tax payments for net settling RSUs Secure added liquidity given industry environment Repay outstanding balance on ABL Expect to remain opportunistic on future M&A opportunities To the extent additional capital is required to fund future acquisitions, could seek to upsize the Term Loan B facility Note: Excludes fees & expenses; Adj . EBITDA is a non - GAAP measure, see reconciliation to the nearest GAAP measure at the end of this presentation ; With respect to projected fiscal year 2021 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable effort due to the variability, complexity and low visibility with respec t t o certain items, including, but not limited to, stock - based compensation and employer payroll taxes, uncertainties caused by the global COVID - 19 pandemic, changes to the regulatory landscape, and certain potential future transact ion expenses, which are excluded from Adjusted EBITDA. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results; 1 9/30/21 unrestricted cash & equivalents of $14.5mm further reduced by $48mm related to the acquisition under LOI and a $28mm RCF paydown; 2 The company recently increased the ABL facility to $100mm ; 3 Based on a diluted share count of 47.171mm (as of June 30, 2021) and 10/18/21 closing share price of $34.30; 4 Based on midpoint of FY21 guidance range ($mm) Amt x PF 9/30/21 EBITDA x PF 12/31/21 EBITDA % cap Unrestricted cash and equivalents 1 $64 $100mm ABL RC 2 - New Term Loan B 125 Total debt $125 1.3x 1.4x 7% Net debt $61 0.7x 0.7x Market capitalization 3 1,623 17.4x 18.2x 93% Total capitalization $1,748 18.7x 19.6x 100% Pro forma LTM Adj. EBITDA $93 $ 89 4

Hydrofarm overview These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 8 Enabling growers, farmers and cultivators to achieve higher yields and greater quality, consistency, efficiency and sustainability at their farms Bringing innovative solutions, preferred brands and gold standard service to the rapidly expanding and complex controlled environment agriculture industry Hydrofarm is a leading branded hydroponics company with a manufacturing and distribution platform serving the Controlled Environment Agriculture (“CEA”) market Mission Vision ~68% YTD sales from margin - advantaged proprietary and preferred brands ~70% Sales from consumables with recurring revenue streams ~90% Delivery coverage of U.S. population within 24 - 48 hours 19% Net sales CAGR for 15+ years 8 Distribution centers 1 across North America with opportunity to scale 40 + Years of operating experience + 58% T TM Jun - 21 net sales YoY growth +19% ‘20 – ‘ 25 CAGR Global CEA Market Source: Company information, industry reports Note: All financials shown are as reported and exclude pro forma impact from recently completed acquisitions unless otherwise st ated; 1 Distribution center footprint excludes 4 manufacturing facilities added via recent acquisitions. 9% T TM Jun - 21 EBITDA margin 12% Q2’21 EBITDA margin ~400 Supplier relationships globally 2,000+ Wholesale customer accounts These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 9 Introduction to Controlled Environment Agriculture The growing, farming and cultivation of cannabis, flowers, fruits, plants, vegetables, grains and herbs in controlled environment settings that allow end users to control key farming variables, including temperature, humidity, CO2, light intensity and color, nutrient concentration and pH. Through CEA, growers are able to be more efficient, effective and sustainable with physical space, water and resources, enjoy year - round and more rapid grow cycles, with more predictable and abundant grow yields compared with traditional growing methods. Hydroponics is the primary category of CEA and we use the terms CEA/hydroponics interchangeably. Chemical runoff prevention Reduced food waste Reduced carbon emissions Lower fertilizer & pesticides usage More efficient fresh water usage More efficient land usage Source: Company information, industry reports The yield of vertical farming, a form of CEA, is 20x more than that of outdoor farming per acre CEA can grow plants with up to 98% less water than soil based agriculture Zero chemical runoff These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 10 Hydrofarm serves a critical role as a leading solutions provider to the complex CEA supply chain Specialty hydroponic retailers Garden centers / retail eCommerce Greenhouse/commercial distributors Brands from ~400 suppliers Over 2,000 B2B customers End users Branded provider of all CEA needs Proprietary brands Preferred brands Distributed brands Consumer gardeners Commercial growers Vertical farming Full CEA solutions Best - in - class branded portfolio B2B eCommerce platform JIT delivery of consumables Category and technical specialists Distribution across U.S . and Canada Excellent customer service Source: Company information These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 11 Hydrofarm is well - positioned for the future – key credit highlights IMPRESSIVE GROWTH ALGORITHM +15 - year track record of 19% revenue CAGR with a goal to achieve mid - teens+ organic topline growth WINNING PLATFORM Supply chain excellence with just - in - time coverage of North America and disruptive DMI 1 technology MASSIVE MARKET OPPORTUNITY – “SELLING PICKS AND SHOVELS” Unprecedented tailwinds for our large and rapidly - growing end - markets as cannabis legalization and CEA expands HIGH PROPORTION OF CONSUMABLES Approximately 70% of sales come from consumables, creating a large source of recurring revenue DIFFERENTIATED BRANDED PRODUCT OFFERING Majority of sales are from products that are only or primarily sold by Hydrofarm at advantaged margins 2 CONSOLIDATOR OF CHOICE – ACQUIRED 4 BUSINESSES IN FIRST YEAR AS A PUBLIC COMPANY Differentiated positioning expands opportunity set to broaden industry footprint and strengthen portfolio 8 DRIVING PROFITABILITY Significant adj. EBITDA and margin growth in 2021, with potential for material and sustainable margin upside 1 5 4 7 6 3 Source: Company information, industry reports; Note: 1 Distributor managed inventory. EXPERIENCED MANAGEMENT TEAM AND STRONG BOARD Proven management team with public company CEO/CFO and deep experience base paired with strong board These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 12 ~ $10bn ~ $18bn 2020 2026E Hydrofarm services a large and rapidly growing market Source: Industry reports Our total addressable market ~$1tn Commercial agriculture, food & related industries ~$48bn Consumer gardening & growing ~$65B Global CEA Market (includes cannabis) ~$75bn Global CEA market (incl. cannabis) Our customers’ key end markets ~$9.5bn Global CEA wholesale Represent Hydrofarm’s current categories $3bn $7bn 2019 2023 Global vertical farming market $75bn $150 bn 2020 2025 Global CEA market $14bn $37bn $12b n $31b n $2bn $6bn 2019 2024 North American cannabis market United States Canada 22% CAGR 19% CAGR 24% CAGR These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 13 Progress since our initial public offering in Q4 2020 Source: Company information Note: Note: All financials shown are as reported and exclude pro forma impact from recently completed acquisitions unless oth erw ise stated ; 1 Adj. EBITDA margin is a non - GAAP measure, see reconciliation to the nearest GAAP measure at the end of this presentation. x Significant legislative momentum post - election, with NY, NM, VA legalizing recreational adult - use cannabis x Shifting attitudes towards cannabis with over 70% of Americans believing cannabis should be legal x Strength in mature adult - use markets (e.g., CA, OR, ME), despite passing legislation >5 years ago x Strong continued revenue growth across product lines, geographies and brand categories x Expanding warehouse capacity in several key markets and building inventory to serve the expected surge in demand from cannabis legalization in new states x Put in place new credit agreement with larger limit and more favorable terms x Executing on a robust M&A pipeline x +55% YoY net sales growth as of YTD 2021 x Gross margin of 21.5% as of YTD 2021 , (~290bps improvement from YTD 2020) x Adj. EBITDA margin of 10.6% as of YTD 2021 (>500bps improvement from YTD 2020) 1 Rapidly growing market remains strong Executing on our strategic initiatives Robust financial performance These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 14 Four recent acquisitions highlight Hydrofarm’s accretive brand acquisition strategy Overview & rationale Select products Effective line of nutrient products Targets professional growers Strong revenue growth and impressive margins State - of - the - art 25k sq. ft. manufacturing facility Significant distribution opportunity Heavy Fire Heavy Roots House & Garden is a leading producer of plant nutrients and fertilizer Mad Farmer is a producer of premium plant enhancements formulated for use with any growing medium Roots Excelurator Gold House & Garden Manufacturer of premium organic plant enhancements Proprietary innovation at in - house R&D facility Increased penetration in key markets – 80% of revenue in CA, OR, MI and PA Mother of all Blooms Manufacturer of premium horticultural products and solutions Utilized by home gardeners and commercial operators Broaden geographic footprint and strengthen product portfolio Soul Grow Soul Big Swell Consideration Closing date 2021E revenue $78mm ( $63mm cash / $15mm stock) <7x 2021E Adj. EBITDA 1 ~$23mm May 3, 2021 $125mm ( cash) <7x 2021E Adj. EBITDA 2 ~$55mm June 1, 2021 $161mm ($135mm cash / $ 26mm stock) 3 ~9x 2021E Adj. EBITDA 1 ~$60mm July 1, 2021 $83mm (cash) ~8x 2021E Adj. EBITDA 1 ~$26mm August 3, 2021 Power Bloom Vitamax Pro Source: Company information, press releases Note: Adj. EBITDA margin is a non - GAAP measure, see reconciliation to the nearest GAAP measure at the end of this presentation 1 Excludes synergies but includes net present value of tax benefits resulting from transaction; 2 Excludes synergies; 3 Excludes potential earn out payment estimated at $21mm as of the June 17, 2021 signing announcement. These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 15 Innovation via R&D Increase brand coverage Marketing initiatives Relationship model National network Access to key end markets Supply chain excellence Build commercial DMI program Securing customer success Acquire leading brands Add tech & capabilities Expand industry footprint We have seen success across all growth strategies year to date Our industry premise Productivity enhancements and operating synergies are beginning Our growth strategies Expand proprietary brand offering Adding strategic distribution relationships and preferred brands Enabling wholesale network to effectively serve commercial growers Acquire value enhancing businesses Leveraging the Hydrofarm platform to capture greater share of the cannabis and CEA end markets Our value proposition Branded provider of all CEA needs Gold standard in distribution & service These materials are not to be printed, downloaded or distributed .

Key credit highlights These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 17 We expect continued acceleration in cannabis market growth resulting from state legislative changes and increasing popular support TX MT CA ID NV AZ OR IL NM CO WY MN SD IA ND UT KS NE WA WI OK MI MO NY PA FL IN AL GA AR LA NC VA TN KY OH MS ME SC MI WV VT NH MA CT NJ MD DE RI AK HI Sources: Census data, news media Adult - use legal Adult - use not yet legal Recent updates to the U.S. cannabis market New York legalizes adult - use recreational cannabis: In March 2021, the New York legislature passed a bill legalizing recreational cannabis, positioning the state to become one of the largest cannabis markets in the U.S . Virginia legalizes adult - use recreational cannabis: In July 2021, Virginia became the first state in the South to legalize adult - use cannabis Cannabis Administration and Opportunity Act: In July 2021 , Senators Chuck Schumer, Ron Wyden and Cory Booker unveiled a draft of the Cannabis Administration and Opportunity Act, which intends to decriminalize and deschedule cannabis from the Controlled Substances Act, expunging federal no nviolent marijuana - related crimes SAFE Act passes the House: In April 2021, the U.S. House of Representatives voted 321 to 101 in favor of a bill that would protect banks that do busines s w ith companies in states that have legalized cannabis for medicinal or recreational purposes from federal enforcement action Growth through new legalizations: Slow implementation in newly legalized states such as NY, NJ, VA, CT suggests strong growth opportunities over the next few y ear s TX MT CA ID NV AZ OR IL NM CO WY MN SD IA ND UT KS NE WA WI OK MI MO NY PA FL IN AL GA AR LA NC VA TN KY OH MS ME SC MI WV VT NH MA CT NJ MD DE RI AK HI TX MT CA ID NV AZ OR IL NM CO WY MN SD IA ND UT KS NE WA WI OK MI MO NY PA FL IN AL GA AR LA NC VA TN KY OH MS ME SC MI WV VT NH MA CT NJ MD DE RI AK HI 28% of the population had access to legal adult - use cannabis 34% of the population had access to legal adult - use cannabis 44% of the population has access to legal adult - use cannabis Prior to election day 2020 Immediately after election day 2020 Current landscape New legalizations Medicinal use legal 1 These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 18 Preferred Proprietary End - to - end category coverage through innovative, well - recognized proprietary and preferred brands Distributed Preferred Proprietary Proprietary & Self- manufactured Significant margin benefit Lighting Equipment Durables (~30% of sales) Supplies Grow media Nutrients Consumables (~70% of sales) STACK! T Source : Company information Our margin advantaged proprietary & preferred brand portfolio delivers comprehensive hydroponic & CEA solutions with meaningful room to grow 2/3 Recent M&A These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 19 Distribution centers New Hudson, MI Fairless Hills, PA Portland, OR Petaluma, CA Denver, CO Fontana, CA Langley, BC Cambridge, ON Distribution footprint can reach ~90% of U.S population in <48 hours Serve >2k wholesale customers across multiple channels in North America Long - term relationships with network of ~400 suppliers Commercial sales and DMI 2 programs enhance customer value proposition ~ 1 million sq. ft. of distribution space in our North American distribution centers 1 Our robust infrastructure positions us to capitalize on rapidly growing markets 4 Manufacturing sites Arcata, CA Goshen , NY Eugene , OR Edmonton, AB Paramount, CA Source: Company information Note : 1 Includes space from recent expansion of U.S. distribution centers , but excludes additional space expected from Canada distribution center expansions slated for Q4 2022 and manufacturing footprint from acquired companies; 2 Distributor managed inventory. These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 20 $67mm $91mm $97mm $87mm $111mm $134mm Q1 2020 Q2 2020 Q3 2020 Q4 2020 Q1 2021 Q2 2021 History of strong top line growth and margin expansion over the last 6 quarters Net sales Quarterly net sales $30mm $163mm $225mm $342mm $429mm 2005 2010 2015 2020 TTM June 2021 YoY growth +19% +41% +60% + 63% + 67% +47% 2.4% 7.8% % Adj. EBITDA margin 7.6% 5.7% 8.9% 12.1% 5 Source: Company information Note : All financials shown are as reported and exclude pro forma impact from recently completed acquisitions unless otherwise stated. These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 21 Significant EBITDA and margin growth in 1H 2020 and 1H 2021, with potential for material and sustainable margin upside 6 $9mm $26mm 1H 2020 1H 2021 6% % margin 11 % Adj. EBITDA and margin ▪ Drive growth in our margin advantaged proprietary and preferred brands ▪ Optimized freight and enhanced forecasting / inventory planning resources ▪ Strategic reduction of SKUs has allowed us to decrease supply chain costs while improving both our top and bottom lines Margin improvement drivers Favorable sales mix Supply chain, logistics optimization SKU optimization ▪ Improved COGS and SG&A efficiencies ▪ Margin opportunity as fixed costs are leveraged and operations are optimized ▪ Improvement of gross to net spend ▪ Targeted trade spending to drive brand growth ▪ Continued acquisitions of high margin consumables businesses Operating leverage through scale Customer investment program M&A Source: Company information Note : All financials shown are as reported and exclude pro forma impact from recently completed acquisitions unless otherwise stated. These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 22 Hydrofarm can serve as the preferred acquirer in the industry Hydrofarm is positioned as the acquirer of choice in a fragmented industry We think about M&A in three main categories Acquire leading brands and brand manufacturers 1 Consolidation of industry distributors 3 Innovation - focused product portfolio expansion 2 Our active M&A pipeline represents significant financial upside Identified targets Evaluated transactions Active pipeline Proprietary branded manufacturers of CEA products Advanced discussions and due diligence Various stages of direct dialogue for potential acquisition A leading platform and industry data/insights make us the optimal partner Strong balance sheet post - IPO, public stock to serve as acquisition currency Synergy potential enhances our ability to compete for deals Management team brings excellent track record and experience with M&A execution with over 100 deals combined x x x x Source : Company information 7 These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 23 Strong leadership team with relevant public company experience 8 Bill Toler Chairman & Chief Executive Officer Joined in 2019 Prior experience Renah Persofsky Vice Chair & Lead Director, Aphria Joined in 2020 Terence Fitch President Joined in 2019 Prior experience Susan Peters Former SVP HR, General Electric Joined in 2020 John Lindeman Chief Financial Officer Joined in 2020 Prior experience Rick Moss Former CFO, Hanesbrands Joined in 2020 Mark Parker Senior Vice President, Business Development Joined in 2019 Prior experience Patrick Chung VP Finance, Serruya Private Equity Joined in 2020 Eric Ceresnie Senior Vice President, Corporate Development & Finance Joined in 2018 Prior experience Melisa Denis Retired Lead Partner, KPMG Joined in 2020 Prior experience Prior experience Prior experience Prior experience Prior experience Proven management team with public company CEO/CFO and deep experience base Strong board with diverse, relevant experience Rob Marlow Chief Information Officer Joined in 2019 Prior experience These materials are not to be printed, downloaded or distributed .

Financial overview These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 25 Recent financial performance and strategic initiatives support our long - term growth strategies Focused on maximizing EBITDA growth Reinvest into internal and external (M&A) opportunities Delivering margin enhancement Significant organic and inorganic growth opportunity IPO and follow - on growth capital and free cash flow fueling our competitive strengths These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 26 17% 16% 13% 11% 2018A 2019A 2020A TTM June 2021 Source: Company information, management estimates Note : All financials shown are as reported and exclude pro forma impact from recently completed acquisitions unless otherwise state d ; 1 Adj . EBITDA is a non - GAAP measure, see reconciliation to the nearest GAAP measure at the end of this presentation; 2 Illustrates growth at the midpoint of public guidance; 3 Represents consolidated SG&A excluding D&A, stock - based compensation, acquisitions & integration expenses and investor warrants; see adjusted SG&A reconciliation to the nearest GAAP measure at the end of this presentation Significant increase in net sales and adjusted EBITDA $212 $235 $342 $479 2 2018A 2019A 2020A 2021E 51% 63% 66% 68% 2018A 2019A 2020A TTM June 2021 ($7) ($9) $21 $50 2 2018A 2019A 2020A 2021E Net sales ($mm) Adjusted EBITDA 1 ($mm) Proprietary & preferred brand mix Adjusted SG&A as % of net sales 3 -- 11% 46% 40% 2 (3%) (4%) 6% 10% 2 % margin % growth Guidance of net sales growth of ~ 37 - 43% Guidance of ~$47 - 53mm adjusted EBITDA These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 27 $1 $1 $2 $10 2018A 2019A 2020A 2021E Cash flow summary Capital expenditures ($mm) 1% % of net sales 2% Free cash flow 1 ($ mm) FCF conversion 2 Source: Company information, management estimates Note : All financials shown are as reported and exclude pro forma impact from recently completed acquisitions unless otherwise stated; 1 Adj . EBITDA less capital expenditures; 2 Free cash flow divided by adj. EBITDA. 0% 0% NM 95 % NM 93% ($9) ($10) $20 $37 2018A 2019A 2020A TTM June 2021 Q2 earnings guidance of ~$8 - 10mm of capex These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 28 $9 $26 2020 YTD 2021 YTD $158 $245 2020 YTD 2021 YTD $29 $53 2020 YTD 2021 YTD YTD income statement summary as of June 2021 Source: Company information Note: All financials shown are as reported and exclude pro forma impact from recently completed acquisitions unless otherwise stated; 1 Adj. EBITDA is a non - GAAP measure, see reconciliation to the nearest GAAP measure at the end of this presentation. Net sales ($mm) 31% % YoY growth 55% Gross profit ($mm) Adjusted EBITDA 1 ($mm) 19% % margin 22% 6% % margin 11% These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 29 Source: Company information Note: 1 Net debt / pro forma TTM adj. EBITDA. Maintain a strong liquidity position supported by a recently upsized $100mm revolver Priorities for cash - use include reinvesting in business, reducing leverage and pursuing opportunistic M&A Focus on deleveraging through EBITDA growth, free cash flow generation and debt repayment Long - term target net leverage below 3.0x 1 Not currently contemplating capital returns through either dividend payment or share repurchases Hydrofarm’s financial policies and capital allocation strategy These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 30 x Category topline momentum with accelerating legislative support and increasing consumer demand x Opportunity to leverage our unique position in the value chain x Unique pure - play “picks and shovels” supplier to the industry without “touching the plant” x Executing on consolidation strategy in a highly fragmented industry – completed acquisitions of Heavy 16, Aurora Innovations, House & Garden, Greenstar Plant Products x Proven management team with public company CEO/CFO and deep experience base Hydrofarm is uniquely positioned to capitalize on the rapid growth in the cannabis and CEA industries These materials are not to be printed, downloaded or distributed .

Appendix These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 32 Adjusted EBITDA reconciliation Source: Company information Note: Preliminary Q3'21 estimates illustrate the midpoint of guidance range; 1 Includes consulting, transaction services and legal fees incurred for completed and potential acquisitions; 2 Includes the amount of employer payroll taxes on share - based compensation $mm Q3’21 as mid - point of preliminary ranged estimates Q3’20 Net income $15.8 $2.7 Interest expense 0.1 2.5 Income taxes (19.0) 0.1 Depreciation and amortization 4.9 1.5 Impairment, restructuring, and other 0.2 0.2 Distribution center exit costs, and other 0.3 - Acquisition and integration expenses 1 10.6 - Investor warrant solicitation fees 1.1 - Other income, net 0.1 0.2 Stock - based compensation expense 2 1.3 0.2 Loss on debt extinguishment 0.0 - Reported Adj. EBITDA $15.4 $7.4 These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 33 Adjusted EBITDA and pro forma adjusted EBITDA reconciliation Source: Company information ; Note: Preliminary Q3'21 estimates illustrate the midpoint of guidance range 1 Includes consulting, transaction services and legal fees incurred for the completed Heavy 16, House and Garden, Aurora, and Greenstar / Grotek acquisitions and certain potential acquisitions; 2 Includes the amount of employer payroll taxes on share - based compensation; 3 Includes a full year estimate for ( i ) public company costs, (ii) expanded distribution center costs and (iii) other costs associated with our recently expanded m ana gement team/platform $mm PF TTM Q3’2021 FY 2020 FY 2019 Net income $13.6 ($7.3) ($40.1) Interest expense 2.5 10.1 13.5 Income taxes (18.0) 0.6 (0.7) Depreciation and amortization 10.3 6.8 7.0 Impairment, restructuring, and other 0.8 0.9 10.0 Distribution center exit costs, and other 0.3 - - Acquisition and integration expenses 1 20.8 - - Investor warrant solicitation fees 1.9 - - Other income, net 0.0 (0.1) (0.1) Stock - based compensation expense 2 2.9 9.2 0.2 Loss on debt extinguishment 11.3 0.9 0.7 Reported Adj. EBITDA $46.5 $21.1 ($9.5) Estimated portion of Reported Adj. EBITDA attributable to legacy business 28.8 Acquisition EBITDA, including estimated public company and distribution center costs 3 64.5 Pro forma Adj. EBITDA $93.3 These materials are not to be printed, downloaded or distributed .

126.108.108 109.110.106 169.169.169 169.169.169 34 Adjusted SG&A reconciliation Source: Company information $mm TTM Q2’2021 FY 2020 FY 2019 FY 2018 Net sales 429.3 342.2 235.1 211.8 SG&A 78.0 58.5 43.8 42.2 Stock - based compensation 11.5 9.2 0.2 - Depreciation and amortization 6.1 6.0 6.6 7.0 Acquisition and integration expenses 10.2 - - - Investor warrant solicitation fees 0.8 - - - Adj. SG&A 49.3 43.3 37.0 35.2 % of net sales 11% 13% 16% 17% These materials are not to be printed, downloaded or distributed .